ITEM 77: Attachments

SUB-ITEM 77C: Submission of matters to a vote of security holders

A special meeting of the shareholders of RS Investment Trust (the Trust) was held on May 20, 2011. At the meeting, the shareholders of the Trust elected Judson Bergman, Kenneth R. Fitzsimmons, Jr., Anne M. Goggin, Christopher C. Melvin, Jr., Deanna M. Mulligan, Gloria S. Nelund, Terry
R. Otton, and John P. Rohal as trustees of the Trust.

Proposal to Elect Trustees:

Nominee		    Votes For	     Votes Against/Withheld Abstentions
Judson Bergman	    811,312,320.386   29,521,012.690	    386,895.000
Kenneth R.
 Fitzsimmons, Jr.   829,110,656.365   11,722,676.711	    386,895.000
Anne M. Goggin	    830,138,199.596   10,695,133.480	    386,895.000
Christopher C.
 Melvin, Jr.        822,313,088.107   18,520,244.969	    386,895.000
Deanna M. Mulligan  823,141,337.731   17,691,995.345	    386,895.000
Gloria S. Nelund    830,743,572.619   10,089,760.457	    386,895.000
Terry R. Otton	    831,021,934.697   9,811,398.379	    386,895.000
John P. Rohal	    822,694,965.384   18,138,367.692	    386,895.000